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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GLOBALSCAPE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GlobalSCAPE, Inc.
6000 Northwest Parkway, Suite 100
San Antonio, Texas 78249

April 18, 2003

Dear Stockholders:

        You are cordially invited to attend our 2003 Annual Meeting of the Stockholders to be held on June 3, 2003 at 9:00 a.m., local time, at GlobalSCAPE's office located at 6000 Northwest Parkway, Suite 100, San Antonio, Texas 78249.

        Information about the meeting and the matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid envelope.

        It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                      Sincerely,

                      Sandra Poole-Christal,
                      President and Chief Operating Officer

GlobalSCAPE, Inc.
6000 Northwest Parkway, Suite 100
San Antonio, Texas 78249

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2003

To the Stockholders of GlobalSCAPE, Inc.:

        The 2003 Annual Meeting of Stockholders of GlobalSCAPE, Inc. (the "Company") will be held at the Company's office located at 6000 Northwest Parkway, Suite 100, San Antonio, Texas 78249, on Tuesday, June 3, 2003 at 9:00 a.m., local time, for the following purposes:

1.
To elect three Directors to serve until the next annual meeting of stockholders;

2.
To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year which ends on December 31, 2003; and

3.
To transact any other business that may properly come before the meeting.

        The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

        The Board of Directors of the Company has fixed the close of business on April 4, 2003 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

        YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

                      By Order of the Board of Directors

                      Alice L. King,
                      Secretary

April 18, 2003
San Antonio, Texas

GlobalSCAPE, Inc.
Proxy Statement
For
Annual Meeting of Stockholders
To Be Held June 3, 2003
Table of Contents

iv

ANNUAL MEETING AND PROXY SOLICITATION

        This Proxy Statement and Proxy Card are furnished in connection with the solicitation by the Board of Directors of GlobalSCAPE of proxies from the stockholders of GlobalSCAPE to be used at GlobalSCAPE's 2003 Annual Meeting of Stockholders. This Proxy Statement and Proxy Card are first being mailed to stockholders on or around April 18, 2002 together with GlobalSCAPE's Annual Report on Form 10-K.

Date, Time, Place of Annual Meeting

        The annual meeting of GlobalSCAPE's stockholders will be held at 9:00 a.m., local time, on Tuesday, June 3rd, 2003, at GlobalSCAPE's office at 6000 Northwest Parkway, Suite 100, San Antonio, Texas 78249. GlobalSCAPE's office is located in the University Park Tech Center II business park, near the intersection of De Zavala and IH-10. If you need directions to our office, please call Susan McRee at (210) 308-8267, ext. 101.

Record Date, Shares Entitled to Vote, Quorum

        GlobalSCAPE's Board of Directors has fixed the close of business on April 4, 2003 as the record date for GlobalSCAPE stockholders entitled to notice of and to vote at the annual meeting. As of the record date, there were 13,358,619 shares of GlobalSCAPE common stock outstanding, which were held by 2,631 holders of record and approximately 13,000 beneficial owners. Stockholders are entitled to one vote for each share of common stock they own.

        The holders of a majority of the outstanding shares of GlobalSCAPE common stock issued and entitled to vote at the annual meeting must be present in person or by proxy to establish a quorum for business to be conducted at the annual meeting. If you attend the meeting in person or sign and return the enclosed Proxy Card, your shares will be counted as present at the meeting. Abstentions and broker non-votes are included for purposes of determining whether a quorum is present at the annual meeting. Non-votes occur when a proxy:

  •
  is returned by a broker or other stockholder who does not have authority to vote;

  •
  does not give authority to a proxy to vote; or

  •
  withholds authority to vote on one or more proposals.

Attendance and Voting by Proxy

        If you are unable or do not wish to attend the annual meeting and vote your shares in person, you may complete and sign the enclosed Proxy Card. By signing and returning this Proxy Card, you appoint Thomas W. Brown and Sandra Poole-Christal to attend the meeting and vote your shares in your place. If you sign and return your Proxy Card without making any direction as to how your shares are to be voted, the representative will vote your shares in favor of both proposals.

        We have enclosed a postage-prepaid envelope for convenience in returning the Proxy Card.

Deadline for Voting by Proxy

        Your signed Proxy Card must be received before the annual meeting to be counted at the annual meeting.

Revocation of Proxy

        You may revoke your proxy at any time prior to the annual meeting by sending either a notice of revocation or a later-dated Proxy Card to GlobalSCAPE's Secretary. If you mail a Proxy Card, but decide to vote your shares in person at the annual meeting, you may request that your proxy be revoked at the annual meeting. Attendance at the meeting will not by itself revoke a proxy. You must affirmatively request that your proxy be revoked.

Number of Votes Required to Approve Proposals

        Proposal One, Election of Directors.    Our Bylaws provide that Directors shall be elected by plurality vote at the annual meeting of stockholders. Therefore, the three nominees who receive the most votes will be elected. As of the mailing date of this Proxy Statement, no nominees for Director had been submitted other than the individuals nominated by GlobalSCAPE's Board of Directors. Therefore, provided there is a quorum at the meeting, and there are any votes in favor of the election of these individuals, they will be elected to the Board of Directors. Shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the voting outcome with respect to the election of Directors.

        Proposal Two, Ratification of Selection of Ernst & Young LLP as Independent Public Auditors.    This proposal must receive the affirmative vote of the holders of a majority of the shares of GlobalSCAPE common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting, it has the same effect as if you voted against this proposal. If you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you, but this will have no effect on the proposal because shares for which brokers are not able to vote will not be considered as voting at the annual meeting for purposes of ratifying the selection of our independent public accountants.

Solicitation of Proxies

        Proxies will be solicited by mail. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers and employees of GlobalSCAPE. Directors, officers and employees soliciting proxies will receive no annual or extra compensation but may be reimbursed for related out-of-pocket expenses. GlobalSCAPE will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. GlobalSCAPE will, upon request, reimburse these brokerage houses, custodians and other persons for their reasonable out-of-pocket expenses in doing so. GlobalSCAPE will pay the cost of solicitation of proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

        We currently have three members of our Board of Directors. The Board has nominated each of the three individuals currently serving as a Director to serve for an additional one year term ending at the next annual meeting of the stockholders or until his or her successor has been elected and qualified. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the three nominees listed below. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. If any nominee is unable or declines to serve as a Director, the current Board will designate another nominee.

        The following table sets forth the name and age of each nominee as of the mailing date of this Proxy Statement, the principal occupation of each nominee during the past five years, and the year each began serving as a director of GlobalSCAPE:

Thomas W. Brown	60	Mr. Brown has been an independent stockbroker and investment advisor in San Antonio since 1995. He entered the securities brokerage business in 1967 after receiving an M.B.A. from Southern Methodist University. In recent years, he has also been involved in the real estate development business in San Antonio in addition to stock and bond investments. Mr. Brown currently serves as a member of the Board of Directors of the Company and has served in such capacity since June 2002.
David L. Mann	53	Mr. Mann has been in the real estate development and home building business since his graduation from Southern Methodist University in 1975 where he earned a B.B.A. For the past twenty years, he has worked exclusively in the San Antonio, Texas market. Mr. Mann currently serves as a member of the Board of Directors of the Company and has served in such capacity since June 2002.
Sandra Poole-Christal	36	Ms. Poole-Christal launched GlobalSCAPE in April 1996 as a spin-off from ATSI Communications, Inc. A 12-year veteran of the communications and software industries, Poole-Christal received the 2001 San Antonio Business Journal's "Forty Under Forty Rising Stars" award, which honors young executives for their outstanding accomplishments. Prior to founding GlobalSCAPE, Inc., Poole-Christal held key sales and marketing positions for ATSI Communications and Geo Communications. Over the past seven years, as president of GlobalSCAPE, Poole-Christal has been responsible for strategic planning, daily operations and achievement of growth and profitability goals set by the Board of Directors, of which she is a member. She holds a B.A. in communications from Baylor University. Ms. Poole-Christal has served as a member of the Board of Directors of the Company since January 2003.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE INDIVIDUALS NOMINATED ABOVE FOR ELECTION AS DIRECTORS.

BOARD OF DIRECTORS

        GlobalSCAPE's Board of Directors does not have any committees. The Board held five regular meetings and nine special meetings during 2002, and acted by unanimous written consent fourteen times. Each Director attended all of the meetings during 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Common Stock as of April 1, 2003 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the President, (iv) the Vice President of Finance and Administration and Treasurer, (v) the General Counsel and Secretary, and (vi) all executive officers and directors of the Company as a group.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Thomas W. Brown, Director 19026 Stone Oak Parkway, Suite 215 San Antonio, TX 78258	6,646,234	(2)	49.75%
David L. Mann, Director 150 N. Loop 1604 East, Suite 202 San Antonio, TX 78232	2,837,971	(3)	21.24%
Sandra Poole-Christal, Director, President, and COO 6000 Northwest Pkwy, Suite 100 San Antonio, TX 78249	1,809,000	(4)	12.16%
Daniel P. McRedmond, VP of Finance and Administration, Treasurer 6000 Northwest Pkwy, Suite 100 San Antonio, TX 78249	104,600	(5)	0.78%
Alice King, General Counsel and Secretary 6000 Northwest Pkwy, Suite 100 San Antonio, TX 78249	30,000	(6)	0.22%
Brown and Mann—GlobalSCAPE Joint Venture 19026 Stone Oak Parkway, Suite 215 San Antonio, TX 78258	9,443,905		70.70%
All directors and executive officers as a group (5 persons)	11,427,805	(7)	76.14%

(1)
To the knowledge of the Company, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her unless otherwise stated. Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options within 60 days of April 1, 2003 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Includes 6,610,734 shares deemed beneficially owned through Mr. Brown's ownership of Brown and Mann—GlobalSCAPE Joint Venture over which Mr. Brown shares voting and dispositive power with Mr. Mann.. Includes 650 shares owned by Mr. Brown's spouse. Mr. Brown disclaims beneficial ownership of the shares owned by his spouse.

(3)
Includes 2,833,171 shares deemed beneficially owned through Mr. Mann's ownership of Brown and Mann—GlobalSCAPE Joint Venture over which Mr. Mann shares voting and dispositive power with Mr. Brown.

(4)
Includes 1,515,571 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of April 1, 2003.

(5)
Includes 104,600 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of April 1, 2003.

(6)
Includes 30,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of April 1, 2003.

(7)
Includes 1,650,171 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days of April 1, 2003.

PERFORMANCE GRAPH

        GlobalSCAPE's common stock began trading on the OTC Bulletin Board in February 2002.

Total Return to Shareholders
(Dividends reinvested monthly)

MONTHLY RETURN PERCENTAGE
Months ending

Company/Index	Feb02	Mar02	Apr02	May02	Jun02	Ju102	Aug02	Sep02	Oct02	Nov02	Dec02
GLOBALSCAPE INC	206.67	-34.78	-26.67	13.64	-8.00	-39.13	14.29	-25.00	25.00	-20.00	25.00
S&P SMALLCAP 600 INDEX	0.83	7.90	2.83	-4.14	-5.17	-14.13	0.95	-6.12	3.20	5.21	-3.37
S&P 600 INTERNET SOFTWARE & SERVICES	-7.66	26.22	-43.74	-9.20	-3.01	-57.78	9.55	-2.42	-0.83	45.46	-5.57

INDEXED RETURNS
Months ending

Company/Index	Base Period 15Feb02	Feb02	Mar02	Apr02	May02	Jun02	Ju102	Aug02	Sep02	Oct02	Nov02	Dec02
GLOBALSCAPE INC	100	306.67	200.00	146.67	166.67	153.33	93.33	106.67	80.00	100.00	80.00	100.00
S&P SMALLCAP 600 INDEX	100	100.83	108.79	111.86	107.23	101.69	87.32	88.15	82.76	85.41	89.85	86.82
S&P 600 INTERNET SOFTWARE & SERVICES	100	92.34	116.55	65.57	59.54	57.75	24.38	26.71	26.06	25.85	37.60	35.50

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to the compensation earned during the years ended December 31, 2000, 2001 and 2002 by our President and each other significant employee earning more than $100,000 in the last fiscal year.

Summary Compensation Table

Long Term Compensation
		Annual Compensation(1)			Awards		Payouts
Name and principal position
	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award(s) ($)	Securities underlying options/SARS (#)	LTIP payouts ($)	All other compensation ($)
Tim Nicolaou, former CEO	2002 2001 2000	85,846 180,000 38,077	93,351 173,883 25,000	190,000		250,000 950,000
Sandra Poole-Christal, President	2002 2001 2000	129,231 117,308 100,000	47,281 66,109 155,895	28,706 12,040 5,000	405,154 106,022	1,383,571 291,429

(1)
In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

(2)
On June 21, 2002, GlobalSCAPE, Inc. announced the termination of its CEO, Tim Nicolaou. Mr. Nicolaou resigned from the Board of Directors and received $190,000 in severance payments as provided by his employment agreement and will continue to receive health benefits paid by the company for a period not to exceed twelve months.

(3)
Ms. Poole-Christal was awarded an option to purchase 291,429 shares of GlobalSCAPE stock at $0.10 per share in 1998. In February 2000, the Company paid Ms. Poole-Christal $5,000 in connection with an agreement which substantially modified the terms under which she could exercise her options. In May 2000, the Company executed a 7.6 for 1 forward split of its stock. In December 2000, Ms. Poole-Christal's award of the option to purchase 291,429 shares was re-issued at an exercise price of $0.10 per share with the original vesting schedule. GlobalSCAPE recognized compensation expense of $106,022 in 2000 for this grant because the options were re-issued below fair market value, as determined by GlobalSCAPE. In April 2001, Ms. Poole-Christal was granted a fully vested option to purchase 808,571 shares at $0.0132 per share and an option to purchase 575,000 shares at $0.464 per share vesting over a three-year period. The Company recognized approximately $405,000 in compensation charges related to these grants and awards in 2001. In addition, Ms. Poole-Christal was awarded a per share bonus of $0.0868 grossed up for taxes when she exercises shares under the option grant of 291,429 shares. Ms. Poole-Christal exercised 86,000 of these options in 2001 and was paid $12,040. Ms. Poole-Christal exercised the remaining 205,429 options in 2002 and was paid $28,706.

Option Grants in the Last Fiscal Year

        There were no stock options granted to the named executive officers during the fiscal year ended December 31, 2002.

Option Exercises in Last Fiscal Year and FY-End Option Values

        The following table sets forth information with respect to the option and stock appreciation right (or SARs) exercises and the value of those options and SARs as of December 31, 2002 of the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Numbers of securities underlying unexercised options/SARs at fiscal year end (#)
	Shares acquired on exercise (#)				Value of unexercised in-the- money options/SARs at fiscal year end ($)
Name		Value realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sandra Poole-Christal, President	205,429	20,543	1,515,571	—	118,410

(1)
The Company calculated the value realized of exercised options and the value of unexercised options by multiplying the difference between the stock price on the date of exercise in the case of exercised options or the stock price on the last trading day of the year in the case of unexercised options and the exercise price of the options, multiplied by the number of options exercised or exercisable.

Employment Agreements

        Currently, the Company has no existing employment agreements with its executive officers or otherwise.

Compensation of Directors

        The Board of Directors has the authority to determine the amount of compensation to be paid to its members for their services as Directors and committee members and to reimburse Directors for their expenses incurred in attending meetings. Our Board of Directors also makes executive compensation decisions. Two of our directors, Thomas W. Brown and David L. Mann, are the sole partners of Brown and Mann—GlobalSCAPE Joint Venture, a Texas general partnership, which owns approximately 71% of our common stock. Our third director, Sandra Poole-Christal, is the President and Chief Operating Officer of the company.

        Neither Mr. Brown nor Mr. Mann is compensated for their efforts related to GlobalSCAPE, and Ms. Poole-Christal receives compensation for her role as President and Chief Operating Officer as described above in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

        The Board of Directors does not have a Compensation Committee. Compensation matters are considered by the entire three-member Board, which includes Thomas W. Brown, David L. Mann and Sandra Poole-Christal. Mr. Brown and Mr. Mann are the sole partners in Brown and Mann—GlobalSCAPE Joint Venture, which owns approximately 71% of our common stock. Sandra Poole-Christal is the President and Chief Operating Officer of the company.

Board Report on Executive Compensation

        Compensation decisions are made by the Board of Directors. The Board believes that the ability to attract and retain qualified executive and non-executive officers and provide appropriate incentives is essential to the long-term success of GlobalSCAPE.

        The Board's compensation plan for 2002 was designed to provide significant incentive compensation opportunities in addition to market competitive salaries, and to aid in the retention of executive officers and other significant employees. The plan was intended to link individual employee objectives with overall company strategies and results for 2002, and to reward executive officers and significant employees for their individual contributions to those strategies and results. The Board uses compensation and performance data from comparable companies in the region to help the Board establish market competitive compensation and performance standards for GlobalSCAPE's employees. Based on market information, Company and individual objectives, the President of the Company makes recommendations to the Board of Directors regarding the compensation of each executive and other significant employees on an individual basis.

        Compensation paid to executive officers and other significant employees during 2002 consisted primarily of base salaries and cash bonuses.

        Base Salaries.    The minimum base salary paid to Sandra Poole-Christal during 2002 was set according to her employment agreement, which expired December 31, 2002. Adjustments to the minimum base salary for Ms. Poole-Christal, and the amount of the base salaries paid to other significant employees were determined by evaluating the competitive marketplace, the scope of each individual's responsibilities, the planned and past performance of the company, and, to a certain extent, subjective measures of each individual's performance.

        Cash Bonuses.    A cash bonus plan was in place until June 15, 2002. Effective June 15, 2002, the bonus plan was suspended by the Board of Directors and there is currently no formal bonus plan in place. Following the suspension of the plan, the Board approved a cash bonus in the third quarter to certain members of management. The Board may award future discretionary bonuses based on its assessment of management performance and the overall performance of the company.

        Stock Options.    The purpose of long-term awards, currently in the form of stock options, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. The Board favors the granting of equity-based awards over cash compensation for such reasons and also believes that the granting of stock options better motivates executive officers to exert their best efforts on behalf of the company and the stockholders. In determining annual stock option grants, the Board bases its decision on the individual's performance and potential to improve stockholder value.

        Compensation of President.    The compensation of GlobalSCAPE's President and Chief Operating Officer is determined by the Board of Directors based on the same considerations the President uses to make compensation recommendations for other executives and significant employees.

        Policy on Deductibility of Compensation.    In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the tax law, the performance measures must be approved by the stockholders. Since GlobalSCAPE does not anticipate that the compensation for any executive officer will exceed the $1 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested. The Board will reconsider this matter if compensation levels approach this threshold, in light of the tax laws then in effect. The Board will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Board deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

        This report is submitted by the members of the Board of Directors:

                      Thomas W. Brown, Chairman
                      David L. Mann
                      Sandra Poole-Christal

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Except as set forth in the following paragraph, GlobalSCAPE believes, based solely on its review of the copies of Section 16(a) forms furnished to it and written representations from executive officers and directors, that all Section 16(a) filing requirements have been fulfilled. In making this disclosure, GlobalSCAPE has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the United States Securities and Exchange Commission.

        Each of Mr. Brown and Mr. Mann failed to timely file a Form 4 required by Section 16(a) of the Exchange Act. Mr. Brown failed to timely file Form 4 for the transfer of general partnership interest in the Brown and Mann-GlobalSCAPE Joint Venture executed August 23, 2002. Mr. Mann failed to timely file Form 4 for the transfer of general partnership interest in the Brown and Mann-GlobalSCAPE Joint Venture executed August 23, 2002.

CHANGE IN CONTROL

        On June 11, 2002, Brown and Mann-GlobalSCAPE Joint Venture, a Texas general partnership owned by San Antonio-based investors Thomas W. Brown and David L. Mann (the "Joint Venture") purchased approximately 71% of the company's issued and outstanding common stock (9,443,905 shares) from ATSI Communications, Inc. for $2,250,000.00, resulting in a change in control of the company. The purchase price was partially funded through a $1,250,00.00 loan from a bank. The loan matures June 11, 2006 and principal and interest are payable quarterly at a varying rate per which is one and one half of one percent (1.50%) per annum above the prime rate published from time to time in the Money Rates Section of the Wall Street Journal. The Joint Venture pledged the 9,443,905 shares of the Company's common stock to secure the loan. If the partnership defaults on the loan, the financial institution may take control of the Company or may dispose of the stock in a public or private sale. The terms of the loan require the Joint Venture to maintain a majority interest in the Company. In addition to the pledge of the shares of the Company's common stock to secure the obligations to Sterling Bank, Mr. Brown and Mr. Mann have each executed a personal guaranty pursuant to which they have agreed to jointly and severally guarantee the payment and other obligations of the Joint Venture pursuant to the loan. The remaining portion of the purchase price was made to the Joint Venture as a capital contribution from each of Mr. Brown and Mr. Mann.

        Mr. Brown's capital contribution to the Joint Venture was made with personal funds. Mr. Mann's contribution was provided by an additional loan from Sterling Bank, which was secured by real estate owned by Mr. Mann.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        GlobalSCAPE's Directors, Thomas W. Brown and David L. Mann, are the sole partners of Brown and Mann—GlobalSCAPE Joint Venture, which owns approximately 71% of the company's common stock.

        GlobalSCAPE's Director, Sandra Poole-Christal, is the President and Chief Operating Officer of the company.

        On June 11, 2002, ATSI sold its majority interest in GlobalSCAPE, Inc. to Brown and Mann-GlobalSCAPE Joint Venture, a Texas general partnership owned by San Antonio-based investors Thomas W. Brown and David L. Mann. Contemporaneously with this transaction, GlobalSCAPE agreed to compromise and settle a $612,304 inter-company balance owed to it by ATSI, which resulted in charges to GlobalSCAPE of $392,905. The balance was settled for (i) $200,000 in cash from ATSI; (ii) NTFC Capital Corporation's release of GlobalSCAPE as a co-borrower on a capital lease executed by ATSI in 1999, and (iii) ATSI's agreement to provide $50,000 worth of transition support services to

GlobalSCAPE over the nine months ending March 11, 2003, including payroll administration and GlobalSCAPE's continued use of a shared accounting platform. However, the Company completed its transition from ATSI's payroll and accounting systems during the third quarter of 2002 and expensed the remainder of the support services, approximately $46,000, during the third quarter. In addition, prepaid insurance coverage under a joint policy with ATSI was lost to GlobalSCAPE as a result of the change in control, resulting in a charge against GlobalSCAPE's prepaid assets of $27,083 during the second quarter of 2002.

        During the years ended December 31, 2000 and 2001 and for the period from January 1, 2002 to June 11, 2002, ATSI incurred various expenses for the joint benefit of ATSI and GlobalSCAPE such as premiums for health and general business insurance. ATSI allocated a portion of these expenses to GlobalSCAPE based on GlobalSCAPE's proportionate use of the services. The amounts allocated to GlobalSCAPE were not necessarily indicative of the amounts that would have been incurred if GlobalSCAPE had acquired these services on its own, nor of the amounts that will be charged in the future. However, management believes the method of allocation is reasonable. Expenses for these services in the amount of $386,000 and $190,000 for the years ended December 31, 2000 and 2001 and $40,131 for the period beginning January 1, 2002 and ending June 11, 2002 were charged to GlobalSCAPE by ATSI and are reflected in the statement of operations. Also during 2000, 2001 and 2002, the Company made various loans to ATSI with interest of 12% per annum. At December 31, 2001 GlobalSCAPE had a net balance due from ATSI of $461,000, which represented the balance of cash advances made to ATSI and interest earned net of the various expenses.

        On June 21, 2002, GlobalSCAPE, Inc. announced the termination of its CEO, Tim Nicolaou. Mr. Nicolaou resigned from the Board of Directors and received $190,000 in severance payments as provided by his employment agreement and will continue to receive health benefits paid by the Company for a period not to exceed twelve months, the cost of which was expensed in 2002.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Ernst & Young LLP to serve as independent auditors of the company for the fiscal year ending December 31, 2003. Although stockholder ratification is not required, the Board of Directors has directed that the selection of Ernst & Young LLP be submitted to the stockholders for ratification at the annual meeting. The affirmative vote of the holders of a majority of the votes cast is required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Board may reconsider its appointment for this year. Even if the appointment is ratified, the Board, in its discretion, may, if circumstances dictate, direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the Company's and its stockholders' best interests. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        Audit Fees.    Ernst & Young LLP has billed the company an aggregate of $71,570 for professional services rendered for the audit of the company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of financial statements included in the company's Forms 10-Q for the fiscal year ended December 31, 2002.

        Financial Information, Systems Design and Implementation Fees.    Ernst & Young LLP did not perform any professional services related to information systems design or implementation for the company during 2002 and therefore has not billed the company for any of these services.

        All Other Fees.    Ernst & Young LLP billed the company $9,280 for the preparation of the 2001 federal income tax return during the fiscal year ending December 31, 2002 and for state tax planning services.

        The Board of Directors does not believe the provision of these services is incompatible with maintaining the independence of Ernst & Young LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Under the rules of the Securities and Exchange Commission, stockholders who wish to include a proposal in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders must submit their proposal so that the Secretary of the Company receives it no later than the close of business on December 19, 2003. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company's Bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of the Company receives it not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the Company's next annual meeting is changed by more than 30 days from what is currently contemplated, stockholder proposals must be received no later than the 10th day following the date on which a notice of the date of the annual meeting is mailed or the date of the meeting is publicly announced. The Company's Bylaws set forth certain informational requirements for stockholders' nominations of directors and proposals.

AVAILABLE INFORMATION

        We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and special reports and other information with the SEC. You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information about the SEC's Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains all of these reports and other information regarding our company and other issuers that file electronically with the SEC at http://www.sec.gov. We also post links to our SEC filings at our web site at http://www.globalscape.com.

        You may request a copy of GlobalSCAPE's annual, quarterly and special reports, proxy statements and other information at no cost, by writing or telephoning GlobalSCAPE at the following address:

        Vice President of Finance and Administration
GlobalSCAPE, Inc.
6000 Northwest Parkway, Suite 100
San Antonio, Texas 78249
(210) 308-8267

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                      By Order of the Board of Directors,

                      Alice King
                      Secretary

PROXY FOR
ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2003

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of GlobalSCAPE, Inc., a Delaware corporation ("GlobalSCAPE"), hereby appoints Thomas W. Brown and Sandra Poole-Christal, or either of them, as proxies, each with power to act without the other and with full power of substitution, on behalf of the undersigned to vote the number of shares of Common Stock of GlobalSCAPE that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of GlobalSCAPE, Inc. to be held on Tuesday, June 3, 2003 at 9:00 a.m. Central Time, at the offices of GlobalSCAPE, 6000 Northwest Parkway, Suite 100, San Antonio, Texas 78249 and at any adjournment or postponement thereof, on the following matters:

        (Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

Please Mark Here for Address Change or Comments See Reverse Side	☐
(1) Proposal to approve the election of the following three (3) nominees for membership on the Company's Board of Directors: 01 Thomas W. Brown, 02 David L. Mann, and 03 Sandra Poole-Christal, each to serve until the next Annual Meeting of Stockholders, or until their successors are duly elected and qualified.	(2) Proposal to approve the ratification of Ernst & Young LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR WITHHOLD
☐ ☐	(3) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐
To withhold authority to vote for any nominee, write the name of that nominee in the space provided below	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3. Receipt of the proxy statement, dated April 18, 2003, is hereby acknowledged.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.
PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.
By checking the box to the right, I consent to future access of the Annual Report, prospectuses and other communications electronically via the internet. I understand that GlobalSCAPE may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, LLC, Ridgefield Park, NJ and that costs normally associated with electronic access such as usage and telephone charges, will be my responsibility.	☐
Signature ________________________________________	Signature ________________________________________
Date: ________________________________, 2003
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

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